Form N-SAR
Dimensional Investment Group Inc.

I)	Please refer to:

1)	The Securities Act of 1933/The Investment Company
Act of 1940 Post-Effective Amendment No. 41/42 to the Registration Statement on Form N-1A of Dimensional Investment Group Inc., filed with the Securities and Exchange Commission on January 29, 2004 regarding the use of "Market Capitalization Weighted Approach" with respect to certain portfolios/series.

2)	The supplements to prospectuses filed with the Securities and
Exchange Commission on January 30, 2004 on Form 497 regarding the use of intermediaries to receive orders.

3)	The annual update to The Securities Act of
1933/The Investment Company Act of 1940 Registration Statement on Form N-1A of Dimensional Investment Group Inc. filed on Post-
Effective Amendment Nos. 42/43 with the Securities and Exchange
Commission on March 29, 2004.